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                                                                      EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS

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
                                        Quarter Ended                 Six Months Ended
                                           June 30,                        June 30,
                                 ---------------------------     --------------------------
                                     1995           1994             1995           1994
                                     ----           ----             ----           ----
Net Income ($000)                   $133,151        $25,906         $238,158        $33,458


Weighted Average Common
  Shares Outstanding              70,074,370     69,935,085       70,055,541     69,919,177


Earnings Per Share                     $1.90          $0.37            $3.40          $0.48


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis     70,680,077     70,236,072       70,596,801     70,263,026


Primary Earnings Per Share             $1.88          $0.37            $3.37          $0.48


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                    70,917,939     70,239,987       70,899,110     70,263,026


Fully Diluted Earnings Per Share        $1.88          $0.37            $3.36          $0.48

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